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                                                                    EXHIBIT 99.1

            Tuboscope and Newpark Resources Announce Merger Plans; 50-50 Ownership Values Deal at Approximately $1.3 Billion

June 24, 1999 04:28 PM

     HOUSTON--(BUSINESS WIRE)--June 24, 1999--Tuboscope ("Tuboscope") TBI and Newpark Resources Inc. ("Newpark") NR announced today that the companies have agreed to merge, creating a worldwide supplier of highly engineered products and services to the oil and gas industry with over $800 million in combined sales in 1998. Under the terms of a definitive merger agreement approved by both boards of directors and executed today, Newpark common shareholders would receive 0.65 common shares of Tuboscope for each common share of Newpark. At that ratio each shareholder group will own approximately 50% of the combined company. Tuboscope will be the surviving company with its name likely to be changed to reflect the integrated services to be provided. The proposed merger is subject to stockholder, lender, and regulatory approval and is expected to be accounted for as a purchase.

     The merger will enable the combined company to provide a comprehensive package of sophisticated drilling and production waste minimization and disposal technologies. The company plans to integrate Tuboscope's leading position in solids control products used to separate drilling waste from drilling fluids and Newpark's drilling fluid and waste minimization and disposal capabilities, to offer "one-stop" shopping for fluids and waste management for the drilling industry worldwide.

     James D. Cole, President, CEO and Chairman of Newpark will become Chairman and John F. Lauletta will be President and CEO of the new company. L.E. Simmons, current Chairman of Tuboscope, will chair an executive committee of the new board of directors which will be composed of directors from both companies. Joe Winkler will remain as Executive Vice President and Chief Financial Officer. W.T. Ballantine, current Executive Vice President of Newpark, will assume a senior management position with continued responsibility for key Newpark operating companies.

     "The oil and gas industry has moved quickly and prudently to reduce the environmental impact of drilling operations over the past several years," remarked Jim Cole. "This transaction will align leading technologies and capabilities to provide superior solutions to customers' drilling waste management challenges". Commented John Lauletta, "Newpark's theater of operations has traditionally been focused on the U.S. Gulf Coast. Tuboscope's infrastructure, spanning 49 countries, provides an extensive platform to accelerate the growth of products and services." Lauletta and Cole also remarked that cost savings from efficiency improvements are likely to arise from the merger, but declined to give estimates, saying only that both are committed to aggressive pursuit of improved efficiency and market growth initiatives. Lauletta added, "Besides the benefits of the strategic fit and synergies; the broader shareholder base, share liquidity, market capitalization, product and geographic diversity should increase value for our combined shareholders."

     Morgan Stanley Dean Witter provided a fairness opinion to Tuboscope's Board of Directors. Salomon Smith Barney provided a fairness opinion to Newpark's Board of Directors. The merger is expected to close in the third quarter of 1999.
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     Tuboscope is the world's leading supplier of oilfield internal tubular coating and tubular inspection services; oilfield solids control equipment and services; and coiled tubing and pressure control equipment to the petroleum industry. Additionally, it provides in-service inspection of pipelines; manufactures high pressure fiberglass tubulars; sells and leases advanced in-line inspection equipment to makers of oil country tubular goods; and provides quality assurance and inspection services to a diverse range of industries. Tuboscope is headquartered in Houston, Texas and services markets in 49 countries. 1998 revenues were $568 million.

     Newpark is a leading provider of integrated drilling fluids management, environmental and oilfield services to the natural gas exploration and production industry. Newpark is headquartered in Metairie, La. and services markets in Canada, the United States, Mexico and Venezuela. 1998 revenues were $257 million.

     The foregoing contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, the cyclical nature of the oilfield services industry, risks associated with the Company's significant foreign operations, compliance with environmental laws, risks associated with growth through acquisitions and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, under the caption "Factors Affecting Future Operating Results".

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